EXHIBIT 5.B.

NAMES AND ADDRESSES OF THE UNDERWRITERS

OF THE BONDS

Salomon Brothers International Limited

Citigroup Centre

Canada Square

London E14 5LB

Attn: Tom Pauk

UBS AG, acting through its business group UBS Warburg

100 Liverpool Street

London EC2M 2RH

Attn: Cathy Salisbury